EXHIBIT 99.1

               TEXACO ANNOUNCES SETTLEMENT IN CLASS ACTION LAWSUIT
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         Company Moving Ahead Vigorously with Broader Actions to Promote
              Greater Diversity, Tolerance and Economic Opportunity

FOR  IMMEDIATE  RELEASE:  FRIDAY,  NOVEMBER  15,  1996.
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     WHITE PLAINS, N.Y., Nov. 15 - Texaco Inc. today announced it has reached an
Agreement in Principle to settle the Roberts v. Texaco class action lawsuit, brought in 1994 on behalf of a class of approximately 1,400 individuals, comprised of all current and certain former African American employees.

     Under the settlement, which was described to the Court, Texaco agreed to:
* Provide a payment to the plaintiff-class in the amount of $115 million, along with a one-time salary increase of about 11 percent for current employees of the plaintiff-class, effective January 1, 1997;
* Create an Equality and Tolerance Task Force which will be charged with determining potential improvements to Texaco's human resources programs, as well as helping to monitor the progress being made in those programs (three members of the Task Force to be appointed by the plaintiffs, three members by Texaco and a mutually agreed-upon chairperson);
* Adopt and implement company-wide diversity and sensitivity, mentoring, and ombuds programs;
* Consider nationwide job posting of more senior positions than are currently posted; and
* Monitor its performance on the programs and initiatives provided for under the settlement agreement.
     Commenting on the agreement, Texaco Chairman and Chief Executive Officer Peter I. Bijur said, "With this litigation behind us, we can now move forward on our broader, urgent mission to make Texaco a model of workplace opportunity for all men and women.
     "Texaco is committed to developing and instituting specific, effective policies that will ensure that discrimination is wiped out wherever it may be, and that will expand the positive economic impact we can have in the minority community. These policies will be clearly defined and achievable -- with measurable goals set out on a specific timetable.
     "Today's agreement affords us a renewed opportunity to join in common purpose and unified action to achieve shared goals of greater inclusion and opportunity at Texaco -- and in America," Bijur added.
     Following the signing of the Agreement in Principle, all relevant legal documents will be finalized.

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CONTACTS:    K. Peter Maneri  914-253-4181
             Chris Gidez      914-253-4042